EXHIBIT 10.2

RESCISSION AND
CONDITIONAL PURCHASE AGREEMENT

This Rescission Agreement (this “Agreement”) is made this 14th day of April, 2011 (the “Effective Date”), by and between Black Tusk Minerals Inc., a Nevada corporation (the “Company”), and Magellan Management Company (the “Shareholder”). Magellan is solely owned and controlled by the president of the Company, Gavin Roy.

RECITALS

WHEREAS, the Shareholder subscribed for 5,163,313 units at $0.05 per unit, pursuant to a subscription agreement for units dated February 8, 2011 (the “Subscription Agreement”) in satisfaction of the cancellation of debt obligations to the Shareholder for cash advances to the Company in the amount of $258,165.65 (the “Magellan Placement”).  Each “Unit” consisted of one share of common stock of the Company and one share purchase warrant, each of which may be exercised to acquire one share of common stock of the Company at an exercise price of $0.05 per share;

WHEREAS, the Company issued to the Shareholder 5,163,313 shares of common stock (represented by Certificate No. 100251)(the “Magellan Shares”) and 5,163,313 warrants (represented by Certificate No. 2011 Series A - 003)(the “Magellan Warrants”) in connection with the Magellan Placement;

WHEREAS, the Company determined that the prior 50-to-1 consolidation of the Corporation’s authorized and issued and outstanding share capital may have been improperly effected and that the Company may not have sufficient authorized capital to issue all of the Magellan Shares in the Magellan Placement;

WHEREAS, the Shareholder and the Company agreed on March 30, 2011, to rescind a portion of the Magellan Placement by rescinding and cancelling 2,703,509 Magellan Shares and 2,703,509 Magellan Warrants in consideration for the Company’s acknowledgement of the debt obligation in the amount of $135,175.45 owed to Magellan in connection with the rescission of a portion of the Magellan Placement (the “Original Rescission”); and

WHEREAS, subsequent to the Original Rescission the Company issued a new share certificate to the Shareholder,  Certificate No. 100255 representing 2,459,804 shares of common stock and  a new warrant certificate, Certificate No. 2011 Series A – 005 representing 2,459,804 warrants in connection with the Magellan Placement;

WHEREAS, the Shareholder and the Company have agreed to rescind a portion of the Magellan Placement by rescinding and cancelling 266,667 Magellan Shares and 266,667 Magellan Warrants and collectively, the “Rescinded Units”) in consideration for the Company’s acknowledgement of the debt obligation in the amount of $13,333 owed to Magellan in connection with the rescission of a portion of the Magellan Placement (the “Interim Debt”); and

WHEREAS, the Shareholder and the Company have agreed that the Company shall use commercially reasonable efforts to amend the Articles of Incorporation to increase the authorized capital of the Company, including obtain shareholder approval for the amendment by a majority of the shareholders of the Company and a majority of the disinterested shareholders of the Company (shareholders excluding Magellan and Gavin Roy)(the “Articles Amendment”), and upon the increase in the authorized shares of common stock of the Company, the Company will permit the Shareholder to purchase the Rescinded Units under this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement, the parties hereby agree as follows:

1.    Rescission of the Subscription Agreement.  The Company and the Shareholder agree to rescind the purchase and issuance of 266,667 Units, consisting of 266,667 Magellan Shares and 266,667 Magellan Warrants.  The Shareholder hereby returns, transfers and conveys the 266,667 Magellan Shares and 266,667 Magellan Warrants  to the Company and the issuance of the Rescinded Units is hereby null and void.

2.    Recognition of the Debt Obligations.  Upon delivery of the certificates representing the Magellan Shares and Magellan Warrants, the Company shall confirm the Interim Debt obligation and provide evidence of the Interim Debt as the Shareholder may reasonably request in writing, including a promissory note, if requested.  Notwithstanding the foregoing, the Company will recognize the Interim Debt in the books and accounts of the Company.

3.   Return and Issuance of Certificates.

(a)
The Shareholder shall deliver the certificates representing the Magellan Shares and Magellan Warrants for cancellation and execute such documentation as may be reasonably requested by the Company or its transfer agent to effect the rescission and cancellation of 266,667 Magellan Shares and 266,667 Magellan Warrants.

(b)
The Company shall, or cause its transfer agent to, deliver certificates representing 2,193,137 shares of common stock and 2,193,137 Warrants, representing the Magellan Shares and Magellan Warrants that are not subject to rescission or cancellation.

4.   Conditional Purchase.

(a)
Subject to the completion of the Articles Amendment, the Company and the Shareholder agree that the Shareholder will purchase 266,667 units, at deemed purchase price of $0.05 per unit, in fully and complete satisfaction of the Interim Debt.  Each unit will consist of one share of common stock of the Company and one share purchase warrant, each of which may be exercised to acquire one share of common stock of the Company at an exercise price of $0.05 per share.  The Company and the Shareholder acknowledge that the representations, warranties, covenants and undertakings set forth in the Subscription Agreement shall apply to the purchase pursuant to this Section 4(a).

(b)
If the Articles Amendment is not effected on or prior to June 30, 2011, the obligations under Section 4(a) shall terminate and the Company will issue a one year term promissory note bearing interest payable at 5% per annum to the Shareholder in the principal amount equal to the Interim Debt.

5.   No Admission of Liability.  Nothing in this Agreement shall constitute or be construed as an admission of liability or of any wrongdoing by the Company.

6.   Miscellaneous Provisions.

(a)    Severability.  In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed and interpreted in such manner as to be effective and valid under applicable law.

(b)    Waiver or Modification.  Any amendment or modification of this Agreement shall be effective only if evidenced by a written instrument executed by the Shareholder and the Company.

(c)    Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Washington.

(d)    Attorneys’ Fees.  In the event of any dispute involving the terms hereof, the prevailing parties shall be entitled to collect legal fees and expenses from the other party to the dispute.

(e)    Further Assurances.  Each party agrees to act in accordance herewith and not to take any action which is designed to avoid the intention hereof.

(f)    Ownership.  Shareholder represents and warrants that it is the sole legal owner of the Magellan Shares and  Magellan Warrants subject to this Agreement and that no other person other than Gavin Roy has any interest in such shares.

(g)    Successors and Assigns.  This Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives.

(h)    Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day first written above.

THE COMPANY:	BLACK TUSK MINERALS INC. By: ___________________________________ Name: _________________________________ Title: _________________________________

THE SHAREHOLDER:	MAGELLAN MANAGEMENT COMPANY By: ___________________________________ Name: _________________________________ Title: _________________________________